Exhibit 10(a)

WELLS FARGO & COMPANY
SUPPLEMENTAL 401(k) PLAN

(Includes Amendments Through January 1, 2005)

          Sec. 1 Name and Purpose. The name of the Plan is the “Wells Fargo & Company Supplemental 401(k) Plan” (the “Plan”). This Plan, as amended and restated, shall be effective January 1, 2004. This Plan is maintained by Wells Fargo & Company (the “Company”) for the purposes of providing benefits to participants in the Wells Fargo & Company 401(k) Plan (the “401(k) Plan”) whose contributions to the 401(k) Plan are limited by Internal Revenue Code (the “Code”) sections 401(a)(17) and 402(g) and providing benefits to eligible employees who have chosen to defer compensation into a nonqualified deferred compensation plan maintained by the Company that would otherwise be available for contributions to the 401(k) Plan.

          Sec. 2 Definitions. All references herein to the “401(k) Plan” are references to the Wells Fargo & Company 401(k) Plan as it may be amended from time to time. In addition, except where specifically defined in this Plan, all capitalized terms herein shall have the same meaning as given to those terms in the 401(k) Plan.

          Sec. 3 Nonqualified Certified Compensation. Nonqualified Certified Compensation for purposes of the credits to Plan Accounts under Section 8 means a participant’s base pay and all approved commissions, bonuses and incentive payments paid to the participant by the Company or a Participating Employer during a particular pay period subject to the following:

(a)	Nonqualified Certified Compensation shall include any Salary Deferral Contributions on behalf of a participant under the 401(k) Plan, any salary reduction contributions to any cafeteria plan under Code section 125, and any salary reduction contributions to a qualified transportation fringe benefit under Code section 132(f)(4) maintained by a Participating Employer. Nonqualified Certified Compensation shall not include any severance payment. Effective for participants who commence on or after October 1, 2003, a leave of absence that is classified by his or her Participating Employer as a salary continuation leave of absence, Nonqualified Certified Compensation shall not include any salary continuation pay paid to the participant while on a salary continuation leave of absence.

(b)	Nonqualified Certified Compensation shall include payments under any commission, bonus or incentive compensation programs or plans which the Company designates as included in Nonqualified Certified Compensation by written action of the Chairman, President or the Executive Vice President of Human Resources. Notwithstanding the previous sentence, payments under any such commission, bonus or incentive compensation plan shall not be included in

Nonqualified Certified Compensation to the extent those payments exceed any limit the Company establishes in such written action.

(c)	Nonqualified Certified Compensation shall include deferrals of base pay, approved commissions, bonuses and incentive payments for a participant who has entered into an agreement under a nonqualified deferred compensation plan or arrangement maintained by the Company or any other Participating Employer under which payment of such compensation will be deferred to a year subsequent to the year in which it would otherwise have been paid to the participant subject to any limitations imposed by the Company.

(d)	Nonqualified Certified Compensation shall include for a participant who has entered into an agreement under a nonqualified deferred compensation plan or arrangement maintained by the Company or any other Participating Employer to defer compensation, the amount of such deferred compensation that would have been considered Certified Compensation under the 401(k) Plan if it had not been deferred under the nonqualified deferred compensation plan.

(e)	Notwithstanding the foregoing provisions of this section, commencing January 1, 2003 and solely for purposes of allocating Employer Matching Contributions under Section 8, any Nonqualified Certified Compensation paid to a participant while the participant is employed in a position subject to this subsection (e) shall be disregarded to the extent such Nonqualified Certified Compensation exceed $50,000 for a Plan Year.

(i)	This subsection (e) applies to any participant who is employed by Wells Fargo Home Mortgage, Inc., its successor or any of its subsidiaries in any of the following job categories: Mortgage Consultant, Mortgage Sales Representative, Sales Supervisor, Escrow Sales Representative, Renovation Staff Consultant, Marketing Representative, Wholesale Account Executive, Wholesale Account Executive Sub-prime or any other job category which Wells Fargo Home Mortgage, Inc. classifies as equivalent to the job categories listed above. In addition, this subsection (e) applies to any Participant who is employed by Wells Fargo Home Mortgage, Inc., its successor or any of its subsidiaries in one of the job categories listed above (or in any other job category that the Company classifies as equivalent to one of the job categories listed above for purposes of this subsection (e)) and who is also simultaneously employed by Wells Fargo Investments, LLC.

(ii)	If a participant is transferred into a position that is subject to this subsection (e) during a Plan Year, the $50,000 limit under this subsection for that Plan Year shall be reduced (but not below $0) by the amount of Nonqualified Certified Compensation credited to the participant for service during that Plan Year prior to the transfer date.

          Sec. 4 Company and Participating Employers. The “Company” is Wells Fargo & Company , a Delaware corporation, and any successor to said corporation. Each Participating Employer in the 401(k) Plan shall also be a Participating Employer in this Plan if any of its employees are eligible to become participants in this Plan.

          Sec. 5 Participation. Employees of the Company or of any other Participating Employer and who satisfy one or more of the following criteria are eligible to participate in this Plan:

(a)	Employees who have satisfied one year of Vesting Service under the 401(k) Plan and who enter into an agreement with their respective Participating Employer under which payment of compensation earned by the participant will be deferred to a stated year subsequent to the year in which it would otherwise have been recognized as Certified Compensation under the 401(k) Plan. The compensation of a participant that is so deferred is referred to in this Plan as “Deferred Compensation.”

(b)	Employees who have satisfied one year of Vesting Service under the 401(k) Plan and whose Salary Deferral Contributions and/or Employer Matching Contributions for any Plan Year commencing on or after January 1, 1989, are limited by Code Section 401(a)(17).

(c)	Employees who have satisfied one year of Vesting Service under the 401(k) Plan and whose Employer Matching Contributions under the 401(k) Plan for any Plan Year commencing on or after January 1, 2002 did not reach the maximum of six percent of Certified Compensation as a result of the limitation on Salary Deferral Contributions under Code Section 402(g).

(d)	Employees who have satisfied one year of Vesting Service under the 401(k) Plan and whose Employer Matching Contribution under the 401(k) Plan for any Plan Year commencing on or after January 1, 2004 is reduced as a result of the Plan’s compliance for such Plan Year with the nondiscrimination testing requirements of Code section 401(k)(3) and/or 401(m)(2) and the regulations under said sections.

          Sec. 6 Establishment of Plan Account. An account (a “Plan Account”) shall be established under this Plan for each participant.

          Sec. 7 Credits Based on Deferred Compensation. For each Plan Year in which a participant described in Section 5(a) has Deferred Compensation, the participant’s Plan Account shall receive credits equal to the Employer Matching Contributions that would have been made to the participant’s 401(k) Plan Account if the participant’s Deferred Compensation for the Plan Year had been included in Certified Compensation under the 401(k) Plan for such Plan Year, minus the total Employer Matching Contributions made to the 401(k) Plan on behalf of the participant for that Plan Year. For purposes of this section:

(a)	It will be assumed that the participant made Salary Deferral Contributions with respect to his or her Deferred Compensation at the rate selected by the participant with regard to Certified Compensation under the 401(k) Plan for the quarter in which the Deferred Compensation would otherwise have been paid.

(b)	Each such participant’s Plan Account shall receive credits under this section as of the end of the Plan Year in which an Employer Matching Contribution would otherwise have been reflected in the participant’s 401(k) Plan. A participant shall receive credits under this section for the portion of the Plan Year in which the participant had Deferred Compensation even if the participant terminates employment prior to the end of the Plan Year.

          Sec. 8 Credits Based on Limit on Contributions. The Plan Account of each participant described in Sections 5(b), 5(c) or 5(d) shall receive credits equal to the Employer Matching Contributions that would have been made to the 401(k) Plan for the participant for the Plan Year if the limit specified in Section 5(b) did not apply for that Plan Year, any reductions described in 5(d) had not occurred, and the definition of Nonqualified Certified Compensation in Section 3 of this Plan applied to the 401(k) Plan for that Plan Year. For purposes of this section:

(a)	It will be assumed that the participant continued to make Salary Deferral Contributions during the remainder of the Plan Year equal to the rate of Salary Deferral Contributions selected by the participant for the quarter in which the participant first reached the limit specified in Sections 5(b) or 5(c). In the case of participants described in 5(d), it will be assumed that no reductions were required to be made in the participant’s Salary Deferral Contributions for the Play Year in order to comply with Code Section 401(k)(3) or in the participant’s Employer Matching Contributions in order to comply with Code Section 401(m)(2). It will be further assumed that the Nonqualified Certified Compensation for the Plan Year of a participant as defined in Section 3 included his or her Deferred Compensation for the Plan Year.

(b)	The maximum credit under this Section 8 to the participant’s Plan Account for any Plan Year shall be equal to the Employer Matching Contributions for the entire Plan Year based on the rate of Salary Deferral Contributions selected by the participant in the 401(k) Plan (not to exceed the maximum percentage of Certified Compensation eligible for Employer Matching Contributions under the 401(k) Plan) for the quarter in which the participant first reached the limit specified in Sections 5(b) or 5(c) and computed using the definition of Nonqualified Certified Compensation in Section 3 of this Plan as if such limit did not apply, and disregarding any reductions in Employer Matching Contributions described in Section 5(d), minus (i) the total Employer Matching Contributions made to the 401(k) Plan on behalf of that participant for that Plan Year (after subtracting any reductions described in Section 5(d)), and (ii) any credits the participant received for that Plan Year under Section 7.

(c)	Credits under this section shall be reflected in the participant’s Plan Account as of the end of the Plan Year in which an Employer Matching Contribution would have been reflected in the participant’s 401(k) Plan Account if the limit specified in Sections 5(b) and 5(c) did not apply for that Plan Year and if the reductions described in Section 5(d) had not occurred with respect to that Plan Year. A participant shall receive credits under this section even if the participant terminates employment prior to the end of the Plan Year. However, any additional credits with respect to the Plan Year commencing January 1, 2004 based solely on reductions described in Section 5(d) shall instead be reflected in the participant’s Plan Account as of January 1, 2005.

          Sec. 9 Investment of Credits. Prior to September 30, 1991, credits to a participant’s Plan Account were allocated to one or more of the “Investment Funds” (other than the ESOP Fund) which were available as investment options under the Norwest Corporation Savings Investment Plan for that quarter. On and after September 30, 1991, no changes in Investment Funds existing as of that date were allowed and all credits allocated to a participant’s Plan Account on and after September 30, 1991 were allocated solely to the Wells Fargo & Company Stock Investment Fund described in Section 10. Effective on and after January 1, 2003, all participants’ Plan Accounts are allocated solely to the Wells Fargo & Company Stock Investment Fund and no other Investment Funds are available. Amounts credited as of December 31, 2002 to a participant’s Plan Account and not allocated to the Wells Fargo & Company Stock Investment Fund as of that date were reallocated effective January 1, 2003 to the Wells Fargo & Company Stock Investment Fund based on the New York Stock Exchange only closing price per share of the Company common stock as of December 31, 2002.

          Sec. 10 Adjustment and Funding of Accounts. Credits to a participant’s Plan Account shall be subject to the following:

(a)	Effective on and after January 1, 2003, all participants’ Plan Accounts are allocated to the Wells Fargo & Company Stock Investment Fund. Such credits shall be stated in the form of shares of Company common stock, the number of which shall be determined by dividing the amount of the credits made pursuant to Sections 7 or 8 of this Plan for a Plan Year by the New York Stock Exchange only closing price per share of Company common stock as of December 31 of that Plan Year. If December 31 is not a trading date, the closing price per share of Company common stock reported on the trading date immediately preceding that December 31 shall be used. Adjustments to the number of shares of Company common stock credited to the participant’s Plan Account shall be made to reflect dividends paid on Company common stock pursuant to subsection (c) below. If the Company chooses to fund the credits to the Wells Fargo & Company Stock Investment Fund, the Company shall make contributions in cash or in Company common stock to the trust described in Section 21. Any cash contributions shall be used by the trustee to purchase shares of Company common stock within 10 business days after such deposit. Purchase of such shares may be made by the trustee in brokerage transactions or by private purchase, including purchase from the Company. All shares held by the trust shall be held in the name of the trustee.

(b)	All Plan Account credits shall consist solely of bookkeeping entries.

(c)	Each time a dividend is paid on the Company common stock, the participant shall receive a credit to the Wells Fargo & Company Stock Investment Fund in his or her Plan Account. The amount of the dividend credit shall be the number of shares of Company common stock determined by multiplying the dividend amount per share by the number of shares credited to a participant’s Wells Fargo & Company Stock Investment Fund as of the record date for the dividend and dividing the product by the New York Stock Exchange only closing price per share of Company common stock as of the trading date immediately preceding the dividend payment date.

          Sec. 11 Plan Account Statements. The Company may from time to time issue statements to participants advising them of the status of their Plan Accounts, but shall not be required to do so. The issuance of such statements shall not in any way affect the rights of participants hereunder.

          Sec. 12 Number of Shares under the Plan/Adjustments for Certain Changes in Capitalization. As of December 31, 2003, 1,371,487 shares of Company common stock were credited to Plan Accounts. On and after January 1, 2004, no more than an additional 2,000,000 shares of Company common stock may be credited to Plan Accounts, except that any share credits to a Plan Account which are forfeited pursuant to Section 15 may again be credited under the Plan.

          If the Company shall at any time increase or decrease the number of its outstanding shares of Company common stock or change in any way the rights and privileges of such shares by means of the payment of a stock dividend or any other distribution upon such shares payable in Company common stock, or through a stock split, subdivision, consolidation, combination, reclassification, or re-capitalization involving the Company common stock, then the numbers, rights, and privileges of the shares that are and may be credited to the Wells Fargo & Company Stock Investment Fund under the Plan shall be increased, decreased, or changed in like manner as if such shares had been issued and outstanding, fully paid, and non-assessable at the time of such occurrence.

          Sec. 13. Voting Company Common Stock. If any credits issued pursuant to this Plan are, in the discretion of the Company, funded in a trust as described in Section 21, the Company common stock held in trust shall be voted by the trustee in its discretion.

          Sec. 14 Loans and Withdrawals. A participant may not request or receive any loans or withdrawals from his or her Plan Account. The credits in a participant’s Plan Account will be paid out only as described in Sections 16, 17 and 18.

          Sec. 15 Benefit on Termination of Employment. Upon Termination of Employment, a participant shall be entitled to a benefit equal to the number of shares of Company common stock credited to the participant’s Plan Account, calculated as of the end of the calendar year immediately prior to the date benefits are distributed pursuant to Sections 16 or 17, multiplied by the vested percentage determined under either Sections 9.1, 9.2 or 9.3 of the 401(k) Plan that would be applicable to the participant, disregarding, however, Section 9.2(a)(3) of the 401(k) Plan. Any portion of the participant’s Plan Account that is not vested shall be forfeited.

          Sec. 16 Form and Time of Payment of Benefits Upon Termination of Employment. When an employee is first eligible to become a participant in the Plan, the employee shall complete a written election to receive his or her vested Plan Account upon his or her subsequent Termination of Employment in either a single lump sum or in a series of annual installments not to exceed ten annual installments. The participant may change the form of payment (lump sum or installment) prior to the participant’s Termination of Employment by filing a written election with the Plan Administrator at least 12 months prior to the date of the participant’s Termination of Employment. If the employee does not complete a written election as to the form of payment at the time the employee first becomes eligible for the Plan or if any written election as to the form of payment is not received by the Plan Administrator at least 12 months prior to the date of the participant’s Termination of Employment, the participant’s vested Plan Account shall be paid to the participant in a single lump sum payment.

          Payment of the participant’s vested Plan Account in a lump sum or in installments will commence as soon as administratively feasible after the end of the calendar year in which the participant’s Termination of Employment occurs. Payment to the participant will be in the form of whole shares of common stock with cash for any fractional share, net of any required withholding taxes. If the participant is to receive payment in installments, the amount of each installment will be equal to the total amount of the participant’s vested Plan Account divided by the number of installments remaining to be made, including the current installment, and the whole shares of Company common stock and cash for any fractional share to be distributed shall be deducted from the total amount the participant’s vested Plan Account.

          Notwithstanding anything in this Section 16 to the contrary, if the total value of the participant’s vested Plan Account is $5,000 or less as of the December 31 immediately following the participant’s Termination of Employment (or if the participant’s Termination of Employment is December 31, as of that date), the participant shall receive distribution of his or her entire vested Plan Account as soon as administratively feasible after the end of the calendar year in which the participant’s Termination of Employment occurs. Payment to the participant will be in the form of whole shares of Company common stock with cash for any fractional share, net of any required withholding taxes.

          Sec. 17 Death Benefits. If a participant dies while employed, or dies after Termination of Employment but before receiving his or her benefit under this Plan, the participant’s remaining vested Plan Account (determined as provided in Section 15) shall be paid to the participant’s Beneficiary determined under the 401(k) Plan as soon as administratively feasible after the end of the calendar year in which the participant dies. Payment to the Beneficiary will be in the form of whole shares of Company common stock with cash for any fractional share, net of any required withholding taxes.

          Sec. 18 Benefits Upon the Occurrence of Certain Business Transactions. If the Company shall merge or consolidate with another corporation and the Company is not the surviving corporation (a “Transaction”), and the consideration received by the holders of common stock of the

Company in the Transaction consists only of common stock of another publicly owned corporation whose outstanding stock is listed on the New York Stock Exchange or quoted in the NASDAQ National Market System (“Publicly-Traded Stock”), each share of Company common stock credited to a participant’s Plan Account shall be converted to a credit for the number of shares of Publicly-Traded Stock which the holder of a share of Company common stock is entitled to receive in such Transaction and, beginning on and after the effective date of the Transaction, any future credits to Plan Accounts or payment of vested benefits payable in the form of shares of common stock shall be made in the form of shares of such Publicly-Traded Stock.

          If the consideration received by the holders of common stock of the Company in a Transaction consists of any consideration other than Publicly-Traded Stock, each share of Company common stock credited to a participant’s Plan Account shall be restated as credits for cash in an amount equal to the number of shares of Company common stock credited to a participant’s Plan Account immediately prior to the effective date of the Transaction multiplied by the average of the high and low prices of a share of Company common stock on the New York Stock Exchange for each of the five trading days preceding the effective date of the Transaction. Such cash shall automatically be deemed to be invested in one or more investment accounts that conform to the investment fund options then provided by the 401(k) Plan, upon such terms and conditions as may be established by the Human Resources Committee of the Board of Directors.

          Sec. 19 Nonassignability. A participant’s Plan Account and the shares of Company common stock credited to a participant’s Plan Account are not assignable or transferable by a participant or Beneficiary nor shall any participant or Beneficiary have the power to anticipate, alienate, dispose of, pledge or encumber his or her Plan Account while the Plan Account is in the possession and control of the Company. The Company shall not recognize any attachment, garnishment, execution of judgment or other legal process while the participant’s Plan Account is in the possession and control of the Company. The designation of a Beneficiary by a participant does not constitute a transfer.

          Sec. 20 Unsecured Obligation. The obligations of the Company to make payments under this Plan constitute only the unsecured (but legally enforceable) promise of the Company to make such payments. The participant shall have no lien, prior claim or other security interest in any property of the Company. The Company is not required to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If such a fund is established, the property therein shall remain the sole and exclusive property of the Company. The Company will pay the cost of this Plan out of its general assets. All references to Account, Accounts, gains, losses, income, expenses, payments and the like are included merely for the purpose of measuring the Company’s obligation to participants in this Plan and shall not be construed to impose on the Company the obligation to create any separate fund for purposes of this Plan.

          Sec. 21 Trust Fund. If the Company chooses to fund credits to participants’ Plan Accounts, all cash contributed for such funding shall be held and administered in trust in accordance with the terms and provisions of a trust agreement between the Company and the appointed trustee or any duly appointed successor trustee. All Company common stock or other funds in the trust shall be held on a commingled basis and shall be subject to the claims of general creditors of the Company.

Plan Accounts shall be for bookkeeping purposes only, and the establishment of Plan Accounts shall not require segregation of trust assets.

          Sec. 22 No Guarantee of Employment. Participation in this Plan does not constitute a guarantee or contract of employment with any Participating Employer. Such participation shall in no way interfere with any rights of a Participating Employer to determine the duration of a participant’s employment or the terms and conditions of such employment.

          Sec. 23 Withholding of Taxes. The benefits payable under this Plan shall be subject to the deduction of the amount of any federal, state or local income taxes, Social Security tax, Medicare tax or other taxes required to be withheld from such payments by applicable laws and regulations.

          Sec. 24 Administration. For purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Plan Administrator shall be the Company’s Executive Vice President Human Resources. The Plan Administrator or its delegatee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Plan Administrator’s powers and duties shall include, but shall not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits and expenses of the Plan as they become payable under the Plan; (c) authority to engage such legal, accounting and other professional services as it may deem necessary; (d) discretionary authority to interpret the terms of the Plan; (e) authority to adopt procedures for implementing the Plan; and (f) discretionary authority to determine participants’ eligibility for benefits under the Plan or the amount of such benefits; and to resolve all issues of fact and law in connection with such determinations.

          Sec. 25 Claims Procedure. The Company shall establish a claims procedure consistent with the requirements of ERISA. Such claims procedure shall provide adequate notice in writing to any participant or Beneficiary whose claim for benefits under the Plan has been denied, setting forth the specific reasons for such denial, written in a manner calculated to be understood by the claimant and shall afford a reasonable opportunity to a claimant whose claim for benefits has been denied for a full and fair review by the Company of the decision denying the claim.

          Sec. 26 Construction and Applicable Law. This Plan is intended to be construed and administered as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be construed and administered according to the laws of the State of Minnesota to the extent that such laws are not preempted by ERISA.

          Sec. 27 Agent for Legal Process. The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

          Sec. 28 Amendment and Termination. The Board of Directors of the Company or the Human Resources Committee of the Company’s Board of Directors may at any time terminate, suspend or amend this Plan in any manner; provided, that to the extent required by applicable law, rule or regulation, the stockholders of the Company must approve any amendment to (i) increase the number of shares of common stock to be credited under this Plan (except for adjustments by reason of stock dividends, stock splits, subdivision, consolidations, combinations, reclassifications or recapitalizations), or (ii) make other material revisions to this Plan. No such action shall deprive any participant of any benefits to which he or she would have been entitled under the Plan if the participant’s Termination of Employment had occurred on the day prior to the date such action was taken, unless agreed to by the participant.

          Notwithstanding any provision of this Plan to the contrary, in the event the maximum number of shares that can be credited to Plan Accounts under Section 12 is reached and, if required by applicable law, rule or regulation, the stockholders of the Company have not approved an amendment of this Plan increasing said maximum, all further credits under this Plan shall cease until such time as the stockholders of the Company give said required approval of such an amendment increasing the maximum allocation, unless otherwise determined by the Company’s Board of Directors.

          Sec. 29 Effective Date of the Plan. The effective date of this restated Plan is January 1, 2004. The Plan’s original effective date was July 1, 1988.

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